Exhibit 10.21

Letter of Indemnification
Dated 24 November, 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Switzerland — SIG)
Debevoise Plimpton llp
London

THIS Letter of Indemnification is made on 24 November, 2009
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Combibloc Group AG (“SIG”), the holding company of the Swiss Obligor (defined below), was acquired by Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”) in mid-2007, using acquisition debt made available under a combination of senior secured bank loans under a senior facilities agreement (the “Senior Facilities Agreement”), and an issue of senior notes and senior subordinated notes (the “Notes”).

B.	BPIII, the sole shareholder of SIG, directly and indirectly acquired the Closure Systems International business and Reynolds Consumer Products business on 5 November 2009 (the “Acquisition”).

C.	In connection with the Acquisition, the existing financing arrangements put in place for the acquisition of SIG and the Closure Systems International and Reynolds Consumer Products businesses were amended or replaced. The Swiss Obligor (as defined below) shall:
(a)	guarantee the new senior lien notes issued on 5 November 2009 in an aggregate principal amount of US$1,125,000,000 and €450,000,000 (the “New Notes”) and new senior bank debt under a credit agreement entered into on 5 November 2009 in the aggregate amounts of US$1,160,000,000 and €330,000,000 (“New Senior Facility”);

(b)	provide senior priority security for the New Notes and the New Senior Facility over substantially all of its assets;

(c)	guarantee the Notes; and

(d)	accede to an intercreditor agreement in respect of the New Senior Facility and the New Notes and to an intercreditor agreement in respect of the New Notes, New Senior Facility and the Notes,
(collectively, the “Transactions”).

D.	Rank has agreed to provide an indemnity to the Indemnitees in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
THIS LETTER OF INDEMNIFICATION WITNESSES as follows:
1.	Definitions

“Director” means any member of the board of directors (in German: Verwaltungsrat) or of the executive management (in German: Geschäftsführung).

“Indemnitee” means each Director listed in the Schedule to this Letter of Indemnification.

“Swiss Obligor” means SIG Combibloc Procurement AG.

2.	Indemnification

Rank shall upon first demand indemnify each Indemnitee against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of the Swiss Obligor in his or her capacity as a Director of the Swiss Obligor on written (including by e-mail or telefax) instruction from a direct or indirect shareholder of the Swiss Obligor in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.
3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
(a)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to Rank any related payments claims under such insurance policy; or

(b)	to the extent that payment has or will be made to the relevant Indemnitee by the Swiss Obligor or any affiliate of Rank otherwise than pursuant to this Letter of Indemnification.
4.	Indemnification Procedure

4.1	Each Indemnitee shall give Rank notice in writing (including by e-mail or telefax) as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Letter of Indemnification. To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.2	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to Rank any related payments claims under such insurance policy. However, this clause 4.2 does not affect the Indemnitee’s right to indemnification under clause 2 above.

4.3	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter of Indemnification where he fails to give notice within the period specified in the first sentence (“as soon as practicable”) of clause 4.1.

5.	Severability

If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification and this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction

This Letter of Indemnification shall be governed by and its provisions construed in accordance with Swiss law. All the parties to this Letter of Indemnification irrevocably agree that the courts of Zurich are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Indemnification (including any dispute regarding the existence, validity or termination of this Letter of Indemnification).

7.	Amendments

No amendment or modification of this Letter of Indemnification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

IN WITNESS of which this Letter of Indemnification has been executed and has been delivered on the date stated at the beginning of this Letter of Indemnification for the benefit and in favour of each Indemnitee.

Rank Group Limited
By:	/s/ Graeme Hart
Graeme Hart
Position: Director Address: 743 Riddell Rd, Glendowie, New Zealand 1005

Schedule
List of Indemnitees
•	Marco Haussener

•	André Rosenstock

•	Elmar Franzen